Execution Copy
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of August 15, 2007 (the "Effective Date"), by and between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, New York 11803 (together with its successors and assigns permitted under this Agreement, "Aeroflex") and John E. Buyko, who resides at 28 Beaumont Drive, Dix Hills, New York 11747 ("Buyko"), amends and restates in its entirety the original agreement made and entered into as of December 5, 2006 between Aeroflex and Buyko, (the "Prior Agreement").

WITNESSETH:

WHEREAS, pursuant to the Agreement and Plan of Merger by and among AX Holding Corp., AC Acquisition Corp (the "Merger Sub") and Aeroflex, dated as of May 25, 2007, Merger Sub shall be merged with and into Aeroflex and the separate corporate existence of Merger Sub shall cease and Aeroflex shall continue as the surviving corporation (the "Transaction");

WHEREAS, Aeroflex has determined that it is in the best interests of Aeroflex and its stockholders to continue to employ Buyko following the Transaction and to set forth in this Agreement the obligations and duties of both Aeroflex and Buyko; and

WHEREAS, Aeroflex wishes to assure itself of the services of Buyko for the period hereinafter provided, and Buyko is willing to be employed by Aeroflex for said period, upon the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Aeroflex and Buyko (individually a "Party" and together the "Parties") agree as follows:

1.	DEFINITIONS.

(a) "Beneficiary" shall mean the person or persons named by Buyko pursuant to Section 17 below or, in the event that no such person is named who survives Buyko, his estate.

(b) "Board" shall mean the Board of Directors of Aeroflex.

(c) "Cause" shall mean:

(i) Buyko's conviction of a felony;

(ii) continued failure of Buyko to perform his obligations under this Agreement for a period of thirty (30) days following receipt of written notice to Buyko of such failure,

(iii) willful malfeasance or willful misconduct in connection with Buyko's duties or any act or omission which is injurious to the financial condition or business reputation of Aeroflex or its affiliates;

(iv) a breach by Buyko of the provisions of Sections 8 or 9 below to the demonstrable and material detriment of Aeroflex.

Notwithstanding the foregoing, in no event shall Buyko's failure to perform the duties associated with his position caused by his mental or physical disability constitute Cause for his termination.

(d) "Change in Control" shall have the same meaning as in the Amended and Restated Limited Liability Company Operating Agreement of VGG Holding LLC, dated as of August 15, 2007, as amended from time to time.

(e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) "Disability" shall mean the illness or other mental or physical disability of Buyko, as determined by a physician acceptable to Aeroflex and Buyko, resulting in his failure during the Employment Term, as the case may be, (i) to perform substantially his applicable material duties under this Agreement for a period of 90 consecutive days or 180 days in any 12 month period and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.

(g) "Employment Term" shall mean the period specified in Section 2(b) below.

(h) "Fiscal Year" shall mean the 12-month period beginning on July 1 and ending on the next subsequent June 30, or such other 12-month period as may constitute Aeroflex's fiscal year at any time hereafter.

(i) "Good Reason" shall mean, at any time during the Employment Term, without Buyko's prior written consent or his acquiescence:

(i) reduction in his then current Salary;

(ii) reduction in the bonus or incentive compensation opportunities available to Buyko;

(iii) Aeroflex's failure to pay Buyko any amounts otherwise vested and due him hereunder or under any plan or policy of Aeroflex;

(iv) substantial diminution of Buyko's duties or responsibilities;

(v) assignment to Buyko of duties substantially incompatible with his position as a senior executive officer; or

(vi) relocation of Aeroflex's corporate headquarters to a location more than 35 miles from the location first above described.

provided, that the divesture by Aeroflex of assets representing up to sixty percent (60%) of Aeroflex's EBITDA shall not result in a diminution of Buyko's duties or responsibilities..

Buyko shall provide Aeroflex written notice specifying such event or deficiency constituting Good Reason within ninety (90) days following Buyko's knowledge of the occurrence of such event and Aeroflex shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

(j) "Salary" shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

(k) "Spouse" shall mean, during the Employment Term, the woman who as of any relevant date is legally married to Buyko.

(l) "Subsidiary" shall mean any corporation of which Aeroflex owns,

directly or indirectly, more than 50 percent of its voting stock.

2.	EMPLOYMENT TERM, POSITIONS AND DUTIES.

(a) Employment of Buyko. Aeroflex hereby continues to employ Buyko, and Buyko hereby accepts continued employment with Aeroflex, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Buyko shall render services to Aeroflex principally at Aeroflex's corporate headquarters, but he shall do such traveling on behalf of Aeroflex as shall be reasonably required in the course of the performance of his duties hereunder.

(b) Employment Term. The Employment Term shall commence on the Effective Date and shall terminate on August 15, 2012. In addition, the Employment Term shall automatically terminate upon any termination of Executive's employment pursuant Section 5.

(c) Titles and Duties.

(i) Until the date of termination of his employment hereunder, Buyko shall be employed as the Executive Vice President of Aeroflex and President of Aeroflex Microelectronics Solutions, reporting to the chief executive officer of Aeroflex and the Board. In his capacity as Executive Vice President and President, Buyko shall have the customary powers, responsibilities and authorities of an executive vice president of corporations of the size, type and nature of Aeroflex.

(ii) During the Employment Term, until a Change in Control, Buyko shall serve as a member of the Board of Directors of Aeroflex.

(d) Time and Effort.

(i) Buyko agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Aeroflex in order to carry out his duties and responsibilities under this Agreement.

(ii) Notwithstanding the foregoing, nothing shall preclude Buyko from (A) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Aeroflex, (B) engaging in charitable activities and community affairs and (C) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2 (c) above.

3.	SALARY.

(a) Salary. Buyko shall receive from Aeroflex an annual Salary, payable in accordance with the regular payroll practices of Aeroflex, in a minimum amount of $425,000. The Board agrees to review Buyko's Salary annually during the Employment Term and Buyko's Salary may be increased (but not decreased) by the Board in its sole discretion.

(b) Salary Increase. Any amount to which Buyko's Salary is increased, as provided in Section 3(a) above or otherwise, shall not thereafter be reduced without his consent, and the term "Salary" as used in this Agreement shall refer to his Salary as thus increased.

(c) ANNUAL BONUS.

(i) For Fiscal Year 2007, Buyko shall receive a guaranteed bonus of $600,000, payable to Buyko at the same time that Fiscal Year 2007 annual bonuses are paid to other senior executives of Aeroflex.

(ii) For each Fiscal Year ending during the Employment Term, Buyko shall be eligible to receive an annual bonus of between 50% and 150% of Salary based upon the achievement of Aeroflex's EBITDA targets established by the Board. 50% of Salary will be awarded if the Aeroflex's EBITDA is $10,000,000 less than the EBITDA target established by the Board (the "Threshold EBITDA") and 150% of Salary will be awarded if Aeroflex’s EBITDA is $10,000,000 or more greater than the EBITDA target established by the Board. Buyko's bonus shall be determined by linear interpolation to Company performance falling between the two targets. No annual bonus will be paid if Aeroflex's EBITDA is below the Threshold EBITDA. The EBITDA targets shall be equitably adjusted by the Board in the event of any divestiture, acquisition or other extraordinary event. The EBITDA target for fiscal year 2008 is $130 million.

4.	EXPENSE REIMBURSEMENT; CERTAIN OTHER COSTS.

During the Employment Term, Buyko shall be entitled to prompt reimbursement by Aeroflex for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Aeroflex. In addition, Buyko shall be entitled to payment by Aeroflex of all reasonable costs and expenses, including attorneys' and consultants' fees and disbursements, incurred by him in connection with adoption of this Agreement.

(a) EMPLOYEE BENEFIT PLANS. During the Employment Term, Buyko shall be entitled to participate in all employee benefit plans and programs that are made available to Aeroflex's senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Aeroflex from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded. In addition, During the Employment Term, Buyko shall be entitled to a car allowance of $750.00 per month.

5.	TERMINATION OF EMPLOYMENT.

(a) Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time. If they do so, Buyko's entitlements shall be as the Parties mutually agree.

(b) General. Notwithstanding anything to the contrary herein, in the event of termination of Buyko's employment under this Agreement, he or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under Section 3(c)(i) or as specifically provided in, subsections (c) through (f) below, as applicable):

(i) his Salary through the date of termination;

(ii) any unused vacation from prior years;

(iii) any reimbursements payable in accordance with Section 4 above of any business expenses incurred by Buyko through the date of termination buy not yet paid to him; and

(iv) any other compensation or benefits that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan.

(c) Termination due to Death. In the event that Buyko's employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 5(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(d) Termination due to Disability. In the event of Disability, Aeroflex or Buyko may terminate Buyko's employment. If Buyko's employment terminates due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 5(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(e) Termination by Aeroflex for Cause. Aeroflex may terminate Buyko's employment hereunder for Cause only upon written notice to Buyko prior to any intended termination, which notice shall specify the grounds for such termination in reasonable detail. In the event that Buyko's employment is terminated for Cause, he shall be entitled only to the compensation and benefits specified in Section 5(b).

(f) Termination Without Cause or by Buyko for Good Reason.

(i) Termination without Cause shall mean termination of Buyko's employment by Aeroflex and shall exclude termination (A) due to Retirement, death, Disability or Cause or (B) by mutual agreement of Buyko and Aeroflex. Aeroflex shall provide Buyko 15 days' prior written notice of termination by it without Cause, and Buyko shall provide Aeroflex 30 days' prior written notice of his termination for Good Reason.

(ii) In the event of termination by Aeroflex of Buyko's employment without Cause or of termination by Buyko of his employment for Good Reason, subject to the execution of a general release in favor of Aeroflex, it affiliates and their current and former officers, directors and employees, in substantially the form attached as Exhibit A, which is not revoked, he shall be entitled, in addition to the compensation and benefits specified in Section 5(b), to:

(A) his Salary, payable for the remainder of the Employment Term (assuming Buyko's employment had not terminated) at the rate in effect immediately before such termination;

(B) annual bonuses for the remainder of the Employment Term (assuming Buyko's employment had not terminated) (including a prorated bonus for any partial Fiscal Year) equal to the average of the highest annual bonuses (not to exceed 3 years) awarded to him during the Fiscal Years (not to exceed 10 years) commencing after the Effective Date (including, without limitation, any bonus awarded to Buyko in the year of termination, which is unpaid as of the date of termination) (provided that if Buyko is terminated prior to the payment of any annual bonus following the Effective Date, the annual bonus shall be 100% of Salary), such bonuses to be paid at the same time annual bonuses are regularly paid by Aeroflex to Buyko; and

(C) For the continued benefit of Buyko and his eligible dependents, Aeroflex shall maintain in full force and effect until the earlier of (A) December 31 of the second calendar year following the calendar year of termination or (B) Buyko's commencement of full-time employment with a new employer, at the same cost as is paid by similarly-situated continuing employees all medical and health plans and programs for which Buyko was eligible immediately prior to the date of termination, provided that Buyko's continued participation is possible under the general terms and provisions of such plans and programs, and subject further to such periodic changes in such plans and programs as are generally applicable to all participants in such plans and programs. Buyko will be responsible for any income tax liability arising out of any continued participation in such health and medical plans and programs, and no additional employment service credits shall be given for the period of such continued participation; and

(D) other benefits in accordance with applicable plans and programs of Aeroflex.

(iii) Prior written consent by Buyko to any of the events described in Section 1(i) above shall be deemed a waiver by him of his right to terminate for Good Reason under this Section 5(f) solely by reason of the events set forth in such waiver.

6.	NO DUTY TO MITIGATE; NO OFFSET.

Buyko shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Buyko does receive compensation for services from any other source.

7.	PARACHUTES.

(a) Transaction.

(i) Application. If, within twelve months following the closing of the Transaction, Buyko is terminated by Aeroflex without Cause or Buyko terminates employment for Good Reason and, in connection with the Transaction, all, or any portion, of the payments provided under this Agreement, and/or any other payments and benefits that Buyko receives or is entitled to receive from Aeroflex or a Subsidiary, whether or not under an existing plan, arrangement or other agreement, constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (each such parachute payment, a "Parachute Payment") and will result in the imposition on Buyko of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Buyko is entitled under this Agreement, Aeroflex shall pay him an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving Parachute Payments, plus the amount necessary to put him in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 12) as if no excise taxes had been imposed with respect to Parachute Payments (the "Parachute Gross-up").

(ii) Computation. The amount of any payment under this Section 10 shall be computed by a certified public accounting firm of national reputation selected by Aeroflex and acceptable to Buyko. If Aeroflex or Buyko disputes the computation rendered by such accounting firm, Aeroflex shall select an alternative certified public accounting firm of national reputation to perform the applicable computation. If the two accounting firms cannot agree upon the computations, Buyko and Aeroflex shall jointly appoint a third certified public accounting firm of national reputation within 10 calendar days after the two conflicting computations have been rendered. Such third accounting firm shall be asked to determine within 30 calendar days the computation of the Parachute Gross-up to be paid to Buyko, and payments shall be made accordingly.

(iii) Payment. In any event, Aeroflex shall pay to Buyko or pay on his behalf the Parachute Gross-up as computed by the accounting firm initially selected by Buyko by the time any taxes payable by him as a result of the Parachute Payments become due, with Buyko agreeing to return the excess amount of such payment over the final computation rendered from the process described in Section 7(b). Buyko and Aeroflex shall provide the accounting firms with all information that any of them reasonably deems necessary in order to compute the Parachute Gross-up. The cost and expenses of all the accounting firms retained to perform the computations described above shall be borne by Aeroflex.

In the event that the Internal Revenue Service ("IRS") or the accounting firm computing the Parachute Gross-up finally determines that the amount of excise taxes thereon initially paid was insufficient to discharge Buyko's excise tax liability, Aeroflex shall make additional payments to him as may be necessary to reimburse him for discharging the full liability.

If there is a reasonable basis for a refund claim with respect to excise taxes paid, as determined in the sole discretion of Aeroflex, Buyko shall apply to the IRS for a refund of any excise taxes paid and remit to Aeroflex the amount of any such refund that he receives. Aeroflex shall reimburse Buyko for his expenses in seeking a refund of excise taxes and for any interest and penalties imposed on excise taxes that he is required to pay.

(b) Change in Control. If, in connection with a Change in Control or other transaction following the Effective Date, Aeroflex determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Buyko constitute "parachute payments" within the meaning of Section 280G of the Code (“Parachute Payments”), and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Buyko's Parachute Payments will be reduced to an amount determined by Aeroflex in good faith to be the maximum amount that may be provided to Buyko without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”).  Buyko shall be entitled to select which Parachute Payments shall be reduced hereunder; provided that if Buyko fails to so select, Aeroflex shall select which Parachute Payments will be reduced.  Notwithstanding the foregoing, Aeroflex shall use reasonable efforts to obtain the approval of the Cutback Benefits by Aeroflex's shareholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that Aeroflex does not guarantee that such approval will be obtained.  If, and only if, Aeroflex determines that such approval is obtained, Buyko shall be entitled to receive the Cutback Benefits without regard to the first sentence of this paragraph.

(c) Any Parachute Gross-up payments due to Buyko under this Section 10 shall be paid no later than the end of the calendar year following the calendar year in which Buyko pays the excise tax to which such Parachute Gross-up payment relates.

8.	CONFIDENTIAL INFORMATION.

(a) General.

(i) Buyko understands and hereby acknowledges that as a result of his employment with Aeroflex he will necessarily become informed of and have access to certain valuable and confidential information of Aeroflex and any of its Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans ("Confidential Information"), and that any such Confidential Information, even though it may be developed or otherwise acquired by Buyko, is the exclusive property of Aeroflex to be held by him in trust solely for Aeroflex's benefit.

(ii) Accordingly, Buyko hereby agrees that, during the Employment Term and thereafter, he shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to (A) responsible officers and employees of Aeroflex or (B) responsible persons who are in a contractual or fiduciary relationship with Aeroflex or who need such information for purposes in the interest of Aeroflex. Notwithstanding the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Buyko or is required to be divulged by court order or administrative process; provided that Buyko shall give prompt written notice to Aeroflex of such requirement, disclose no more information than is so required, and cooperate with any attempts by Aeroflex to obtain a protective order or similar treatment.

(b) Return of Documents. Upon termination of his employment with Aeroflex for any reason, Buyko shall promptly deliver to Aeroflex all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to Aeroflex's business that are then in his possession or control.

(c) Remedies and Sanctions. In the event that Buyko is found to be in violation of Section 8(a) or (b) above, Aeroflex shall be entitled to relief as provided in Section 10 below.

9.	NONCOMPETITION/NONSOLICITATION.

(a) Prohibitions. During Buyko's employment with Aeroflex and until the later of (x) the period in which Buyko is entitled to continued severance payments pursuant to Section 5 and (y) one year following the Buyko's termination of employment for any reason, Buyko shall not, without prior written authorization of the Board, directly or indirectly,

(i) whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of Aeroflex or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by Aeoflex or any of its subsidiaries on the date of Buyko's termination of employment or within twelve (12) months of Buyko's termination of employment in the geographic locations where Aeroflex and its subsidiaries engage or propose to engage in such business;

(ii) solicit or induce any customer of Aeroflex to cease purchasing goods or services from Aeroflex or to become a customer of any competitor of Aeroflex; or

(iii) solicit or attempt to solicit any employee of Aeroflex or any of its subsidiaries (a "Current Employee") or any person who was an employee of Aeroflex or any of its subsidiaries during the twelve (12) month period immediately prior to the date Buyko's employment terminates (a "Former Employee") to terminate such employee's employment relationship with Aeroflex in order, in either case, to enter into a similar relationship with Buyko, or any other person or any entity or hire any employee or Former Employee.

(b) Remedies and Sanctions. In the event that Buyko is found to be in violation of Section 9(a) above, Aeroflex shall be entitled to relief as provided in Section 10 below.

(c) Exceptions. Notwithstanding anything to the contrary in Section 9(a) above, its provisions shall not be construed as preventing Buyko from investing his assets in any business that is not a direct competitor of Aeroflex.

10.	REMEDIES/SANCTIONS.

Buyko acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Aeroflex in the event of any breach of this Agreement or default by Buyko. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Buyko further acknowledges and agrees that Aeroflex will suffer irreparable harm if he fails to comply with his obligations under Section 8(a) or (b) above or Section 9(a) above and that monetary damages would be inadequate to compensate Aeroflex for any such breach. Accordingly, Buyko agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Aeroflex will be entitled to seek injunctive relief or specific performance to enforce the terms (without the posting of a bond), or prevent or remedy the violation, of any provisions of this Agreement. In addition, without limiting Aeroflex's remedies for any breach of any restriction on Buyko set forth in Sections 8(a) or (b) above or Section 9(a) above, except as required by law, Aeroflex will have no obligation to pay or provide any of the amounts or benefits under Section 5 above.

11.	BENEFICIARIES/REFERENCES.

Buyko shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Aeroflex written notice thereof; provided, however, that absent any then effective contrary notice, his beneficiary shall be his surviving Spouse. In the event of Buyko's death, or of a judicial determination of his incompetence, reference in this Agreement to Buyko shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

12.	WITHHOLDING TAXES.

All payments to Buyko or his Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

13.	INDEMNIFICATION AND LIABILITY INSURANCE.

Nothing herein is intended to limit Aeroflex's indemnification of Buyko, and Aeroflex shall indemnify him to the fullest extent permitted by applicable law consistent with Aeroflex's Certificate of Incorporation and By-Laws as in effect on the Effective Date, with respect to any action or failure to act on his part while he is an officer, director or employee of Aeroflex or any Subsidiary. Aeroflex shall cause Buyko to be covered at all times by directors' and officers' liability insurance on terms no less favorable than provided to other directors' and officers'. Aeroflex shall continue to indemnify Buyko as provided above and maintain such liability insurance coverage for him after the Employment Term for any claims that may be made against him with respect to his service as a director or officer of Aeroflex.

14.	EFFECT OF AGREEMENT ON OTHER BENEFITS.

The existence of this Agreement shall not prohibit or restrict Buyko's entitlement to participate fully in compensation, employee benefit and other plans of Aeroflex in which senior executives are eligible to participate.

15.	ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Buyko) and assigns. No rights or obligations of Aeroflex under this Agreement may be assigned or transferred by Aeroflex except pursuant to (a) a merger or consolidation in which Aeroflex is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Aeroflex, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Aeroflex and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Aeroflex under this Agreement, either contractually or as a matter of law.

16.	REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Aeroflex represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

17.	ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof, including without limitation the Prior Agreement. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Aeroflex to which Buyko would otherwise be entitled.

18.	AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Buyko and an authorized officer of Aeroflex. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

19.	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.	SURVIVAL.

The respective rights and obligations of the Parties under this Agreement shall survive any termination of Buyko's employment with Aeroflex.

21.	GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

22.	NOTICES.

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Aeroflex or the Board:

Aeroflex Incorporated
35 South Service Road
Plainview, NY 11803
Attention: General Counsel
FAX: (516) 694-4823

With a copy to:

Veritas Capital Management II, LLC
660 Madison Avenue, 14th Floor
New York, New York 10021
Attention: Robert B. McKeon

And a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Benjamin Polk
Telephone:	(212) 756-2000
Fax:	(212) 593-5955

If to Buyko:

John E. Buyko
28 Beaumont Drive
Dix Hills, New York 11747

23.	HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Aeroflex Incorporated

Attest:		By: /s/ John Adamovich, Jr.
Senior Vice President

Witness:	/s/ Barbara Allen	/s/ John Buyko
John E. Buyko

Exhibit A
GENERAL RELEASE

I, John Buyko, in consideration of and subject to the terms and conditions set forth in the Employment Agreement dated as of August 15, 2007 (the "Employment Agreement") to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge Aeroflex Incorporated (the "Company"), VGG Holding LLC, AX Holding Corp. and their current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the "Company Released Parties"), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date hereof ("Claims"), including, without limitation, in connection with or relating to, my employment or termination of employment with the Company and its subsidiaries, the Employment Agreement, all employment-related matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any claims of employment discrimination, unlawful harassment or retaliation claims and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York State Labor Law, N.Y. Labor Law § 1 et seq., and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq., provided, that this General Release shall not constitute a release of any Claims that arise from a breach of (i) Sections 3(c)(i), 5, 7 and/or 13 of the Employment Agreement, (ii) the Contribution Agreement between VGG Holding LLC and me, (iii) the Amended and Restated Limited Liability Agreement of VGG Holding LLC, as amended from time to time or (iv) any benefit under any tax-qualified plan sponsored, maintained or contributed to by the Company..

I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this General Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke this General Release within seven (7) days after my execution by sending a written notice of revocation to __________ at the Company at ____________________, received within the seven-day revocation period.

I acknowledge that I have not relied on any representations or statements not set forth in the Employment Agreement or in this General Release. Unless otherwise publicly-filed by the Company, I will not disclose the contents or substance of this General Release to any third parties, other than my spouse, attorneys, accountants, or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

In witness hereof, I have executed this General Release this ___ day of _____, 200_.

John E. Buyko